SCHEDULE 14A
                          (Rule 14a-101)

             INFORMATION REQUIRED IN PROXY STATEMENT
                     SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the
      Securities Exchange Act of 1934 (Amendment No.      )

Filed by the registrant  [ X ]

Filed by a party other than the registrant  [  ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                 KFC NATIONAL PURCHASING COOPERATIVE, INC.
__________________________________________________________________
         (Name of Registrant as Specified in Its Charter)

                 KFC NATIONAL PURCHASING COOPERATIVE, INC.
_________________________________________________________________
            (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     [X]  No fee required.

     (1) Title of each class of securities to which transactions applies:

__________________________________________________________________

     (2) Aggregate number of securities to which transaction applies:

_________________________________________________________________

     (3) Per unit price of other underlying value of transaction computer pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

__________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:

__________________________________________________________________

     (5)  Total fee paid:

___________________________________________________________________
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

____________________________________________________________________

     (2)  Form, schedule or registration statement no.:

____________________________________________________________________

     (3)  Filing party:

____________________________________________________________________

     (4)  Date filed:

____________________________________________________________________


               FoodService Purchasing Cooperative, Inc.

          __________________________________________________
                       NOTICE OF ANNUAL MEETING
                             OF STOCKHOLDERS
          __________________________________________________
                       To Be Held April 3, 1998

To the Stockholder Members:

     The Annual Meeting (the "Annual Meeting") of the stockholders of KFC National Purchasing Cooperative, Inc. (d/b/a FoodService Purchasing Cooperative, Inc.) (the "Cooperative") will be held on Friday, April 3, 1998 at 10:00 a.m. at the Cooperative's offices at 950 Breckenridge Lane, Louisville, Kentucky, for the purpose of considering and acting upon:

     1. Election of Directors. Election of one director by the holders of each of the Series H and O Membership Common Stock, election of two directors by the holder of Series L Membership Common Stock, and the election of the Taco Bell at large director by the holders of Series O Membership Common Stock.

     2. Other Business. Such other matters and business as may properly be brought before the meeting or any adjournment thereof.

     Information regarding the matters to be acted upon at the Annual Meeting is contained in the Proxy Statement accompanying this Notice. Stockholders of record at the close of business on February 16, 1998 are entitled to notice of and to vote at the Annual Meeting, and any adjournments thereof.

HOLDERS OF SERIES H, L, and O MEMBERSHIP COMMON STOCK ARE ENTITLED TO VOTE IN THE ELECTION OF THE DIRECTORS.

THE PRESENCE IN PERSON OR BY PROXY OF STOCKHOLDER MEMBERS REPRESENTING A MAJORITY OF THE STOCKHOLDER MEMBERS ENTITLED TO VOTE AT THE ANNUAL MEETING SHALL CONSTITUTE A QUORUM AT THE ANNUAL MEETING. THEREFORE, EVEN IF YOU ARE NOT ELIGIBLE TO VOTE IN ANY OF THE DIRECTOR ELECTIONS, YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY.

A PROMPT RESPONSE WILL BE APPRECIATED.

By Order of the Board of Directors.
Thomas D. Henrion
President and Chief Executive Officer
Louisville, Kentucky
February 17, 1998


               FOODSERVICE PURCHASING COOPERATIVE, INC.
                           PROXY STATEMENT

                For the Annual Meeting of Stockholders

                     To Be Held on April 3, 1998

     Proxies are being solicited on behalf of the Board of Directors of KFC National Purchasing Cooperative, Inc. (d/b/a FoodService Purchasing Cooperative, Inc.) (the "Cooperative"), in connection with the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Cooperative's offices at 950 Breckenridge Lane, Louisville, Kentucky, on Friday, April 3, 1998, at 10:00 a.m., and at any adjournments thereof. As set forth in the accompanying Notice, the purpose of the Annual Meeting is to consider the election of certain directors and such other matters and business as may properly be brought before the meeting. The Board of Directors does not know of any such other matters to be brought before the meeting as of the date of this proxy statement.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Except in the election of Series H, L, O, and Taco Bell at large Directors, as discussed below, each stockholder member has one vote per share of Membership Common Stock on all matters coming before the meeting. With regard to the election of directors, only stockholders of each of Series H and O Membership Common Stock are entitled to cast one vote each to elect one member to the Board of Directors to represent the Series, the holder of Series L Membership Common Stock is entitled to elect two directors, and the holders of Series O are entitled to cast one vote each to elect the Taco Bell at large director. Proxies may be revoked at any time in writing or in person at the Annual Meeting or at any adjournment thereof. All proxies are automatically revoked one year from their date.

     The persons named in the enclosed form of proxy, who are the members of the Executive Committee of the Board of Directors, or their substitutes, will not vote a proxy for any nominee to represent a Series of Membership Common Stock or the Taco Bell at large director unless the stockholder member appointing the proxy is eligible to vote for the nominee and designates the stockholder's preference by checking one of the appropriate boxes on the form of proxy.

     The presence in person or by proxy of stockholders representing a majority of the stockholder members entitled to vote at the Annual Meeting shall constitute a quorum at the Annual Meeting. The affirmative vote of two-thirds of the shares of Membership Common Stock present in person or by proxy at the meeting is required to take any action at the Annual Meeting, other than the election of directors. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business and in tabulations of the votes cast on proposals presented to stockholders.

     The mailing address of the principal executive offices of the Cooperative is 950 Breckenridge Lane, Louisville, Kentucky 40207. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to stockholders is February 17, 1998. Only those holders of Membership Common Stock of record at the close of business on February 16, 1998, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On February 16, 1998, there were 666 holders of Membership Common Stock.

                        ELECTION OF DIRECTORS

     At the Annual Meeting, the directors representing the Series H, L, and O Membership Common Stockholders and the Taco Bell at large director will be elected. The terms of the directors set forth below will expire at the meeting. Vacancies also exist with respect to the two director positions eligible to be filled by KFC National Management Company ("KFC Management"), the sole holder of Series K Membership Common Stock, but no persons have been nominated to fill these positions at the Annual Meeting.

                        Expired Directorships

Name                 Series   Class   Area or Holder

James D. Olson          H      III    Harman Management Corporation ("Harman")

Lois G. Foust           L        I    KFC National Council and Advertising
                                      Cooperative, Inc. ("NCAC")

Darlene L.
  Pfeiffer              L        I    NCAC

Grover G. Moss          O        I    Taco Bell Operators

Anthony Basile      Taco Bell
                    at Large     I    Taco Bell Operators

                               Nominees

     Harman, the sole holder of Series H Membership Common Stock, is entitled to nominate and elect as a Series one member of the Board of Directors. Harman has nominated James D. Olson to continue serving as a director representing Series H Membership Common Stock. At this Annual Meeting, NCAC, the sole holder of Series L Membership Common Stock, is entitled to nominate and elect as a Series two members of the Board of Directors. NCAC has nominated Lois G. Foust and Darlene
L. Pfeiffer to continue serving as directors representing the Series L Membership Common Stock. Certain information with respect to Mr. Olson, Ms. Foust, and Ms. Pfeiffer is provided below at "Management of the Cooperative."

     Under the Certificate of Incorporation and Bylaws of the Cooperative, all shares of Membership Common Stock held by Taco Bell franchisees are currently Series O shares. The holders of Series O shares are currently entitled to nominate and elect, as a series, one member of the Board of Directors as the Series O Director and one member of the Board of Directors as the Taco Bell at Large Director.

     Each of the following two stockholder members has been nominated to serve as Series O Director: Allan J. "Jody" Luihn and Grover G. Moss. Mr. Luihn is 37 years of age, has worked with KFC and Taco Bell stores since 1983, and currently serves as President Luihn Food Systems, Inc., the owner and operator of 31 Taco Bell stores and 20 KFC stores. Mr. Moss is 52 years of age and has been a Taco Bell franchisee for 28 years. He has served as a director of the Cooperative since 1994 and currently owns and operates 10 Taco Bell stores.

     Anthony Basile is the sole nominee to serve as the Taco Bell at Large Director. Certain information with respect to Mr. Basile is provided below at "Management of the Cooperative."

     Each of the Series O and Taco Bell at Large Directors are elected by the affirmative vote of a plurality of the shares of Series O entitled to vote for the director voting in person or by proxy at the Annual Meeting. As of the Record Date, there were one holder each of Series H and L Membership Common Stock, and 82 holders of Series O Membership Common Stock.

     Each of the nominees described herein has agreed to serve if elected. As members of Class I, each of the Series L and O and Taco Bell at Large directors will be elected for a three-year term at the Annual Meeting. As a member of Class III, the Series H Director will be elected for a two-year term at the Annual Meeting.

                        MANAGEMENT OF THE COOPERATIVE


Directors and Executive Officers

     The following table lists, in addition to other information, the directors and certain executive officers of the Cooperative at December 31, 1997, their ages, their position with the Cooperative, their present principal occupations, and the number and percentages of shares of Store Common Stock beneficially owned, directly or indirectly, by each. The information provided with respect to the ages and number of shares beneficially owned is as of December 31, 1997.

                              Positions    Year First
                             and Offices     Became
                              Currently    Director or   Term as                     Present       Store         Percent
                              held with     Executive   Director    Series          Principal   Common Stock    of Store
 Name               Age       Cooperative    Officer     Expires  Represented(*)   Occupation    Ownership     Outstanding

William E. Allen    58       Director,        1988         2000         F           Operator         11             **
                             Secretary

Anthony Basile      56       Director         1997         1998     Taco Bell       Operator         26             **
                                                                    At Large

James G. Cocolin    48       Director         1996         1999         C           Operator         13             **

Lois G. Foust       53       Director         1997         1998         L           Operator          2             **

Edward J. Henriquez,
Jr.                 60       Director         1994         1999         J           Operator         12             **


Paul A. Houston     48       Director         1995         2000         I           President of    367             6.0
                                                                                        Scott's
                                                                                    Restaurants,
                                                                                         Inc.

Grover G. Moss      53       Director         1994         1998         O           Operator         10             **

David G. Neal       51       Director,        1991(1)      2000         E           Operator         94             1.5
                             Vice
                             Chairman of
                             the Board,
                             Treasurer

James D. Olson      47       Director         1997         1998         H           President of    266             4.3
                                                                                    Harman
                                                                                    Management
                                                                                    Corporation

Robert P. Peck      63       Director,        1990         1999         B           Operator         10              **
                             Chairman of
                             the Board

Darlene L. Pfeiffer 60       Director         1997         1998         L           Operator          4              **

Edward W. Rhawn     59       Director         1992         1999         Independent Chairman of      --              --
                                                                                    Rhawn
                                                                                    Enterprises,
                                                                                    Inc.

Jack M. Richards    69       Director         1991         2000         A           Operator          3              **

Dean M. Sorgdrager  35       Director         1996         1999         G           Operator          1              **

Calvin G. White     43       Director         1992         1999         D           Operator         12              **

Ronald J. Young     39       Director         1993         2000         M           Operator         12              **

David Paradise      47       Non-Voting       1997          --          --          Operator          9              **
                             Director (2)

Thomas D. Henrion   55       Director,        1980          --          --          President &      --              --
                             President,                                             Chief
                             Chief                                                  Executive
                             Executive                                              Officer,
                             Officer                                                Cooperative

William V. Holden   48       Vice             1985          --          --          Vice             --              --
                             President,                                             President
                             Chief                                                  Chief
                             Financial                                              Financial
                             Officer                                                Officer
                                                                                    Cooperative

W. Thomas Hutcherson 51      Vice             1982          --          --          Vice             --              --
                             President,                                             President,
                             Purchasing                                             Cooperative

Kenneth L. Hartung   50      Vice             1993          --          --          Vice             --              --
                             President                                              President
                                                                                    Cooperative

John W. Inwright     41      Vice             1991          --          --          Vice             --              --
                             President,                                             President,
                             Operations                                             Cooperative

Carol L. Mudd        43      Vice             1997          --          --          Vice             --              --
                             President,                                             President,
                             Human                                                  Cooperative
                             Resources


All directors and officers as a group (23 persons)(3)                                               852             13.9

* KFC Management has purchased one share of Series K Membership Common Stock. In 1989, both directors representing KFC Management resigned as members of the Board of Directors. KFC Management has not taken any action to fill the vacancies and has not indicated whether it will take action in the future to fill the vacancies. The total number of shares of Store Common Stock listed as owned by directors and officers does not include the 2,028 shares of Store Common Stock believed by the Cooperative to be owned by KFC Management or affiliates, representing approximately 33.0% of the Store Common Stock outstanding.
**   Less than one-half of one percent.
(1) Mr. Neal has previously served on the Board of Directors of the Cooperative as one of the two directors representing the National
Franchise Advisory Council, the former holder of the Series L share of Membership Common Stock. He first began serving on the Board of Directors as a representative of Series E in February 1991.
(2) Mr. Paradise is a Taco Bell Operator chosen to serve at the pleasure of the Board of Directors as a non-voting member of the Board of Directors after consultation with the Taco Bell Operators serving as directors and FRANMAC.
(3)  Each director and nominee for director, other than Messrs.
Henrion and Rhawn, is, or is affiliated with a member which is, the owner of one share of Membership Common Stock; Mr. Peck is affiliated with a member which is the owner of two shares of Membership Common
Stock. All directors and officers as a group (24 persons) own 17 shares of Membership Common Stock, 2.6 percent of the total number of Shares of Membership Common Stock outstanding. The Store Common Stock ownership reflects the number of shares which each director, other than Messrs. Henrion and Rhawn, owns or which is owned by the member with which the director is affiliated. Except as required by law, Store Common Stock has no voting rights. Messrs. Henrion and Rhawn are neither the owners, nor affiliates of owners, of any Membership or Store Common Stock.

     The Cooperative's Bylaws provide for a Board of Directors consisting of up to twenty voting members plus the Cooperative's President, who is a non-voting member. Up to nineteen directors will be elected by the holders of various series of Membership Common Stock. Each series of Membership Common Stock is generally entitled to elect one director, except that the NCAC and KFC Management are each entitled to elect two directors. In addition, when and if shares of Series O, P and/or Q are issued and outstanding, holders of those series are also collectively entitled to elect the Taco Bell at large director. One director (the "Independent Director") is nominated by the Board of Directors and elected by a plurality vote of the shares of all series of Membership Common Stock entitled to vote. The Inde-pendent Director must not be affiliated in any way with any Operator. With the exception of the President and the Independent Director, each director of the Cooperative must be a member of the Cooperative or a shareholder, officer, employee or partner of the entity which is a member of the Cooperative. Additionally, each director (other than the President and the Independent Director) must be a member or an officer, director, shareholder, employee or partner of the organization which is entitled to vote for such director. All voting members of the Board of Directors serve three-year staggered terms.
In addition to the twenty voting members and the President described above, the Cooperative's Bylaws provide that the Board of Directors may from time to time appoint one or more non-voting members of the Board of Directors to serve at the pleasure and upon such terms and conditions as the Board of Directors may provide. Pursuant to this provision, the Board of Directors has established a non-voting membership for a Taco Bell stockholder member after consultation with the Taco Bell Operators serving as directors and the Franchise Management Advisory Council ("FRANMAC"); David Paradise currently serves in this position. Only the Series H, L, O, and Taco Bell at large directors will be elected at the Annual Meeting.

    During the last five years, Messrs. Allen, Basile, Cocolin, Foust, Henriquez, Houston, Moss, Neal, Olson, Paradise, Peck, Pfeifer, Richards, Sorgdrager, White, and Young have been principally engaged in business as Operators, and Mr. Rhawn has been Chairman and owner of Rhawn Enterprises, Inc., a Louisville financial services holding company.

    Thomas D. Henrion joined the staff of the Cooperative in March 1980 as its President and in 1993 also became Chief Executive Officer.

    Except for Mr. Henrion, all officers of the Cooperative who are also directors serve in such offices on a limited, part-time basis without remuneration.

Standing Committees

    The Board of Directors of the Cooperative had four regular meetings in fiscal 1997 and no special meetings. The Board of Directors has five standing committees: Executive, Personnel, Audit and Budget, Insurance, and Nominating.

    The Executive Committee is comprised of Messrs. Peck, Neal, Houston, and Allen. The Executive Committee, between the meetings of the Board and while the Board is not in session, has all the powers and may exercise all the duties of the Board of Directors in the management of the business of the Cooperative which may lawfully be delegated to it by the Board.

    The Audit and Budget Committee is comprised of Messrs. Neal, Young, Cocolin, Henriquez, Pfeiffer, Basile, and Foust and met 5 times during fiscal 1997. The Audit and Budget Committee meets periodically with management and representatives of the Cooperative's independent accountants. The independent accountants have free access to the Committee and the Board of Directors. The Committee considers the scope, timing and fees for the annual audit and the results of audit examinations performed by the independent public accountants, including certain recommendations to improve the Cooperative's systems of accounting and internal controls, and the follow-up reports pre-pared by management of the Cooperative pursuant to such recommenda-tions. The Committee reviews the Cooperative's annual budget before its consideration by the Board of Directors.

    The Insurance Committee is comprised of Messrs. Allen, Richards, Sorgdrager, White, and Moss. The Insurance Committee monitors the operations of the Insurance Subsidiary and, in conjunction with the Executive Committee, makes recommendations to the Board of Directors concerning the insurance programs.

    The Nominating Committee is comprised of Messrs. Rhawn, Houston, Allen and Paradise. The Nominating Committee makes recommendations to the Board of Directors concerning officer positions for the Cooperative and met once during fiscal 1997. The Board of Directors considers the nomination of the Independent Director. Members of the Cooperative nominate their own candidates for director to represent their respective Series of Membership Common Stock.

Compensation Committee Interlocks and Insider Participation

    The Personnel Committee is comprised of Messrs. Houston, Olson, Paradise, Peck, and Rhawn and met four times during fiscal 1997. Pursuant to a former provision of the Cooperative's Bylaws, Mr. Peck, as Chairman of the Board, served as the Cooperative's Chief Executive Officer until May 1993; he received no compensation from the Cooperative except for the reimbursement for expenses as set forth below in "Compensation of Directors." The Personnel Committee considers personnel policy and practices of the Cooperative and makes recommendations to the Board of Directors concerning the compensation of all officers. See "Report of Personnel Committee on Executive Compensation."

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "1934 Act") requires the Cooperative's directors, executive officers and certain persons to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Based solely upon a review of forms filed by the appropriate persons and written representations from such persons, the Cooperative believes that all such filing requirements were complied with in fiscal 1997 except that one director filed untimely reports on transactions in the Company's stock as follows: Paul Houston, one report regarding the disposition of 38 shares of Store Common Stock and one report regarding the disposition of 3 shares of Store Common Stock.

Executive Compensation

    The following table shows all cash compensation paid by the Cooperative for the years ended October 31, 1997, 1996 and 1995 to the most highly compensated executive officers as to whom the total cash and cash-equivalent remuneration exceeded $100,000 during fiscal 1997.

Summary Compensation Table

                                          Annual Compensation

    Name and Principal      Fiscal                                 All Other
        Position             Year        Salary      Bonus(1)   Compensation(2)


        Thomas               1997       $208,460      $49,940         $20,583
        D. Henrion           1996        191,798       58,466          22,578
        President            1995        181,498       51,480          21,046
        and  Chief
        Executive
        Officer

        William              1997        103,665       16,500          12,010
        V. Holden            1996         95,421       16,432          12,444
        Vice President       1995         92,067       14,406          10,531
        and  Chief
        Financial
        Officer

        John W. Inwright     1997        103,178       18,150          12,317
        Vice President       1996         88,656       20,000          11,929
                             1995         77,702       16,625           9,016

        Kenneth              1997        102,733       16,838          11,802
        L. Hartung           1996         93,896       15,288          12,662
        Vice President       1995         87,099       17,861          10,457

        Judith               1997        100,963       16,830          11,949
        L. Hollis(3)         1996         91,133       18,520          12,404
        Vice President       1995         86,800       18,346          10,230

  (1) The Cooperative has established bonus programs for all officers under which, if they achieve certain objectives, they may receive a bonus of not greater than 40% of their base salaries.

  (2)  Includes employer contribution to the Cooperative's
  Thrift Plan and Money Purchase Pension Plan in fiscal
  1997 as follows: Mr. Henrion $4,500 and $11,083, respectively; Mr. Holden $3,603 and $8,407, respectively;
  Mr. Inwright $3,695 and $8,622, respectively; Mr. Hartung
  $3,541 and $8,261, respectively; and Ms. Hollis $3,585 and $8,364, respectively. For Mr. Henrion, the fiscal
  1997 amount includes $5,000, representing the value to Mr. Henrion of the Cooperative's payments with respect to the insurance policy described below. See "Report of Personnel Committee on Executive Compensation."

  (3) Ms. Hollis resigned from all positions with the Cooperative effective February 6, 1998.

Compensation of Directors

  No director, other than the Independent Director, receives any remuneration from the Cooperative other than reimbursement for long distance travel, hotel accommodations, and $400 per board meeting for out-of-pocket expenses. The Independent Director receives an annual fee of $10,000, plus fees of $1,000 per board meeting attended.

Report of Personnel Committee on Executive Compensation

  The Personnel Committee of the Board of Directors reviews and establishes management compensation and compensation policies and procedures. Following review and approval by the Personnel Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for approval. The Personnel Committee's policies and procedures for the year ending October 31, 1997, are discussed below.

  Chief Executive Officer Compensation

  Mr. Henrion serves as Chief Executive Officer at the pleasure of the Board. In fiscal 1997, Mr. Henrion received a base salary of $208,460 and an incentive bonus of $49,940. The increase in Mr. Henrion's base salary in fiscal 1997 compared to his fiscal 1996 base salary was based on the Personnel Committee's subjective determination, not based on specific criteria, that Mr. Henrion continues to be a valuable employee and has met or exceeded the Cooperative's expectations in the preceding fiscal year. With respect to the level of Mr. Henrion's base salary, as discussed below, a nationally recognized management consulting firm determined during 1994 that the Cooperative's executive officer compensation (salary plus bonus) was generally in the low-range of compensation for executives in comparable job positions in Kentucky and throughout the United States. During fiscal 1997, the Cooperative engaged the consulting firm to review the Cooperative's compensation policies to provide fair and equitable compensation to the Cooperative's employees in order to attract and maintain qualified and experienced employees. Using the results of the consulting firm's studies, the Personnel Committee determined to compensate the Cooperative's employees, including the Chief Executive Officer, in the mid-range of compensation for similarly experienced employees in local, regional, and national markets, as deemed appropriate by the Personnel Committee.

  The Personnel Committee has established an incentive bonus program (the "Incentive Bonus Program") for each of its executive officers, including Mr. Henrion, under which, if an officer achieves certain specified financial and personal objectives, the officer may receive a bonus of not greater than 40% of base salary. The Personnel Committee determined the amount of Mr. Henrion's 1997 bonus based on its assessment of his performance in the following three areas: (i) his contribution toward obtainment of Cooperative objectives, including (A) overall level of sales, (B) operating expenses as a percent of sales and (C) operating income after bad debt but before patronage dividend and income taxes, (ii) his overall management leadership, and (iii) his flexibility in dealing with issues confronted by the Cooperative during the year. The Personnel Committee generally weighted each of the three areas as follows: 60% weight to area (i) and 20% weight to areas (ii) and (iii). Based on the Cooperative's performance results in area (i) and the Personnel Committee's subjective determination of Mr. Henrion's performance in the other areas, the Personnel Committee recommended, and the Board of Directors awarded, Mr. Henrion a bonus of $49,940.

  In addition, Mr. Henrion and the Cooperative have executed a Supplemental Benefits/Consulting Agreement (the "Supplemental Agreement"), effective January 1, 1994, whereby Mr. Henrion will receive deferred compensation upon either his retirement or his voluntary or involuntary termination not for cause, as defined. The Cooperative's determination to enter into the Supplemental Agreement was primarily based on the Board of Directors' subjective sense of the value of Mr. Henrion's continued loyalty and service to the Cooperative, the Cooperative's desire to assist Mr. Henrion in providing for his retirement, as well as the contingencies of death and disability, and to provide Mr. Henrion with an incentive to provide advisory services to the Cooperative in a consulting capacity upon his eventual retirement.

  Pursuant to the Supplemental Agreement, commencing upon his departure from the Cooperative (so long as his departure is not the result of a termination for cause) and for the duration of the "Period" as defined below, Mr. Henrion will receive monthly compensation equivalent at least to one-twelfth of 18% of his annual base compensation averaged over a three-year period ("Averaged Annual Compensation"). The Period will be a number of months equal to the number of months Mr. Henrion has worked for the Cooperative after January 1, 1994. In addition, for one year following the expiration of the Period, Mr. Henrion will receive, in equal monthly installments, an amount equal to his Averaged Annual Compensation. As of October 31, 1997, Mr. Henrion's Averaged Annual Compensation for purposes of the Supplemental Agreement was $195,107, with one-twelfth of 18% of this amount equal to $2,927.

  If Mr. Henrion chooses to provide consulting services following his departure from the Cooperative, in lieu of the monthly supplemental retirement benefits at the annual rate of 18% of his Averaged Annual Compensation, he will receive monthly compensation equivalent to one-twelfth of 30% of his Averaged Annual Compensation for so long as he provides such consulting services. In any event, Mr. Henrion may not provide consulting services for longer than the Period or seven years, if the Period exceeds seven years. Mr. Henrion may elect to receive the supplemental retirement income described above in a lump sum payment of the present value of such income, in lieu of the monthly payments.

  The Supplemental Agreement also provides Mr. Henrion with an increasing death benefit whole life split-dollar insurance policy in an initial face amount of $147,384 (the "Policy"). The Cooperative will pay the $10,000 annual premium on the Policy unless and until Mr. Henrion's employment ceases for any reason. The Cooperative has a 50% interest in the death benefits and cash value under the Policy.
Should Mr. Henrion's employment terminate for any reason before his death, Mr. Henrion has the option of purchasing the Cooperative's interest in the Policy for 50% of its then cash value. If Mr. Henrion does not exercise his right to purchase the Cooperative's interest in the Policy, the Cooperative may either purchase Mr. Henrion's interest in the Policy for 50% of its then cash value or elect that the Policy be surrendered, in which case the cash value will be paid one-half to Mr. Henrion and one-half to the Cooperative.

  Compensation of Executive Officers Generally

  As a general matter, the Personnel Committee in making recommendations to the Board of Directors considers increases in the base salary compensation of each of its officers annually between 0% and 8% depending on the Personnel Committee's assessment of the value of the officer's position within the Cooperative organization. It is the Personnel Committee's policy to analyze jobs and job descriptions in addition to the individuals filling the job positions. During 1994, the Cooperative also commissioned a report by a nationally recognized management consulting firm, which analyzed the Cooperative's management structure as well as salary information regarding executive officers of the Cooperative. Again in 1997, the Cooperative engaged the management consulting firm to review all salaries for all positions as compared to the local, regional, and national market for such positions, as appropriate. Among other things, the reports concluded that Cooperative executive salaries overall were in the low range of competitive salaries for executives in comparable job positions in Kentucky and throughout the country. The consulting firm considered compensation data primarily from the wholesale trade and chain restaurant industry sectors, with some business services and general industry data also referenced. The second survey also focused on salaries in the market of the Cooperative's headquarters for positions that would normally be filled through residents of the Cooperative's home community, while focusing on regional and national compensation data for many other positions. The Personnel Committee considered both reports in making the fiscal 1997 executive salary recommendations. Based on these studies, the compensation packages of certain executive officers and other employees were increased.

  Individual performance-based bonuses for the Cooperative's other key executive officers under the Incentive Bonus Program are distributed annually at the discretion of the Board of Directors, upon recommendation by the Personnel Committee, based on the achievement of certain specified objectives by each officer. The individualized criteria may include such objective and subjective factors as the officer's success in meeting the objectives of the Cooperative (such as operating expenses as a percent of sales and income), the officer's management and communication skills, or the officer's handling of accounts receivable.

  In addition to the individual performance-based bonuses described above, executive officers participate in the Cooperative's Thrift and Money Purchase Pension Plans (the "Plans"), which Plans are available to all active employees of the Cooperative. These Plans (referred to herein, where appropriate, as the "Thrift Plan" and the "Pension Plan") are structured to motivate the officers and employees of the Cooperative to do an outstanding job of managing and operating the Cooperative.

  Under the Thrift Plan, money is contributed by an employee to an employee's Plan account based on the employee's elective contributions (which are subject to certain legal limitations). The Cooperative may also make additional contributions under the Thrift Plan to the employee's plan account based on a portion of the Cooperative's profits. The Cooperative is not obligated to make any additional contributions under the Thrift Plan and thus voluntary additional contributions may be less in some years than in others. If the Cooperative determines to make an additional contribution to the Thrift Plan, the amount is divided among all eligible employees on the basis of their annual compensation. The Cooperative's voluntary contribution to the Thrift Plan in fiscal 1997 was equivalent to 3.5% of each eligible executive officer's annual base salary.

  Under the Pension Plan, the Cooperative is obligated to make matching contributions to the employee's account based on the amount of elective contributions made by the employee to the Thrift Plan. The Cooperative will match $2.00 for every $1.00 contributed by an employee to the Thrift Plan, up to the first 1% of the employee's annual compensation; thereafter, the Cooperative will match the elective contribution dollar-for-dollar from the next 5% of the employee's annual compensation.

                                Personnel Committee Members
                                     Paul A. Houston
                                     James D. Olson
                                     David Paradise
                                     Robert P. Peck
                                     Edward W. Rhawn

Performance Graph

  Under rules adopted by the Securities and Exchange Commission in 1992, each corporation with securities registered under the Securities Exchange Act of 1934 is required to provide in its proxy statement a line graph comparing, for the previous five years, the cumulative total return on its common stock with the cumulative total return of a broad equity market index and an industry index or peer group. The Cooperative cannot provide this graph because there is no meaningful information with respect to cumulative return on any class of the Cooperative's capital stock. The Cooperative's stockholder members purchase Membership Common Stock and Store Common Stock to participate in the Cooperative's member programs, including the patronage dividend program, and to participate in the Cooperative's management through the election of directors. The stockholder members do not purchase the Cooperative's capital stock with any expectation of return on their investment through stock appreciation or per share dividends. The Cooperative's Membership Common Stock and Store Common Stock are issued only to Operators. No class of the Cooperative's capital stock is listed on an exchange or traded in any other public trading market. Since July 1, 1983, the Cooperative from time to time has offered shares of its Membership Common Stock at a per share price of $10 and shares of its Store Common Stock at a per share price of $400.

Transactions With Stockholders, Directors and Officers

  All present voting members of the Board of Directors and nominees for the Board, except the Independent Director, are Operators or represent Operators and have purchased or may purchase equipment and supplies from the Cooperative or from distributors who purchase from the Cooperative. All purchases by directors and nominees or their affiliates from the Cooperative are made on the same terms and conditions as purchases by any other Operator. Several Operators are also in the business of purchasing equipment and supplies for sale and distribution to other Operators and may purchase such equipment and supplies from the Cooperative.

             STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING

  Proposals of stockholders intended to be presented at the 1999
Annual Meeting of Stockholders must be received by the Cooperative on or before October 20, 1998 to be eligible for inclusion in the Cooperative's proxy statement and proxy relating to that meeting.

                          OTHER INFORMATION

  The officers and directors of the Cooperative do not know of any matters to be presented at the meeting and submitted to a vote of the Stockholder Members other than those specified above. If any other matter should come before the meeting, it is intended that the persons named in the enclosed form of proxy, who are members of the Executive Committee of the Board of Directors, or their substitutes, will vote the proxy in accordance with their discretion on such matters.

  All expenses incurred in connection with the solicitation of proxies will be borne by the Cooperative. Solicitation may be undertaken by mail, telephone and personal contact by Directors, officers and employees of the Cooperative without additional compensation.

  The Cooperative has appointed the firm of KPMG Peat Marwick LLP to serve as the Cooperative's independent certified public accountants. Representatives of KPMG Peat Marwick LLP will not be present at the Annual Meeting.

  "Taco Bell" and "KFC" are registered trademarks of Taco Bell Corporation and KFC Corporation, respectively, and are used in these materials for identification purposes only. The Cooperative is an independent provider of products and is not affiliated with Taco Bell Corporation or KFC Corporation, except that KFC Management is a stockholder member of the Cooperative.



Louisville, Kentucky
February 17, 1998


               FoodService Purchasing Cooperative, Inc.

            PROXY FOR 1998 ANNUAL MEETING OF STOCKHOLDERS

                  PROXY MUST BE SIGNED AND DATED.
            PLEASE SIGN BACK OF FORM AND RETURN PROMPTLY.
  I, the undersigned Stockholder Member of KFC National Purchasing Cooperative, Inc. (d/b/a FoodService Purchasing Cooperative, Inc.) (the "Cooperative") do hereby appoint Robert P. Peck, William E. Allen, Paul A. Houston, or David G. Neal or any one of them with full power to act alone, my true and lawful attorney(s), with full power of substitution, for me and in my name, place and stead to vote all of the Membership Common Stock of the Cooperative standing in my name on its books and which I am entitled to vote at the annual meeting of its stockholder members to be held at 10:00 a.m. on April 3, 1998, at the Cooperative's offices at 950 Breckenridge Lane, Louisville, Kentucky, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

1.     Election of Series Directors and Taco Bell at Large Director.

  Do not vote in Item 1 unless you hold Series H, L, or O
Membership Common Stock. If you hold Series O Membership Common Stock (Taco Bell Holders), you may vote for the Taco Bell at Large nominee and one of the Series O nominees. Only Harman's and the NCAC Committee vote for the Series H and L nominees. Your Series is indicated on the label on the back of this form. If you do not hold Series H, L, or O Membership Common Stock, i.e., you are a KFC Operator, please simply sign and date this form on the reverse side and return it promptly to assure that a quorum is present at the Annual Meeting.

  To elect the following indicated nominees as members of the Cooperative's Board of Directors to represent their respective Series of Membership Common Stock or as the Taco Bell at Large Director, as the case may be.

   Series                  Name                    For

      H (Harman's)            James D. Olson           [ ]

      L (NCAC)                Lois G. Foust            [ ]

      L (NCAC)                Darlene L. Pfeiffer      [ ]

      Taco Bell At Large
        (Taco Bell Holders)   Anthony Basile           [ ]


      (Taco Bell Holders)     Jody Luihn               [ ]

      (Taco Bell Holders)     Grover G. Moss           [ ]

          Series O Holders vote for one of the two nominees.

2.   Other Business

     To transact all other matters and business which may properly come before the meeting.

     Information regarding the matters to be acted upon at the Annual Meeting is contained in the Proxy Statement accompanying this Proxy. This Proxy will be voted as specified. If no instruction is indicated on a properly executed and dated proxy form, then the above-named proxies, or any of them or their substitutes, will vote the share represented IN ACCORDANCE WITH THEIR DISCRETION on any matters or business, other than the election of directors, that may properly come before the meeting. (The above-named proxies will not vote for any director nominees named above to represent a Series unless a nominee has been specified.) THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.


     IN WITNESS WHEREOF, I have signed my name on ______________, 1998.




_________________________________  ___________________________________
(Series of Membership Common             (Signature of Stockholder)
 Stock held by Stockholder)


                                   __________________________________
                                   (Printed Name)


     Please sign exactly as name appears in address on this form of proxy. When shares are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


     THE PRESENCE IN PERSON OR BY PROXY OF STOCKHOLDER MEMBERS
REPRESENTING A MAJORITY OF ALL STOCKHOLDER MEMBERS AS OF THE RECORD DATE SHALL CONSTITUTE A QUORUM AT THE ANNUAL MEETING. THEREFORE, YOU ARE URGED TO SIGN, DATE AND RETURN THE PROXY CARD.

     PLEASE MAIL IN STAMPED ENVELOPE PROVIDED TO: JAMES A. GIESEL, BROWN, TODD & HEYBURN PLLC, 400 WEST MARKET STREET, 32ND FLOOR,
LOUISVILLE, KENTUCKY 40202.

     A PROMPT RESPONSE WILL BE APPRECIATED.